EXHIBIT 11.1

                              CREE RESEARCH, INC.
             STATEMENT REGARDING COMPUTATION OF EARNINGS PER SHARE

                    Year Ended  Year Ended  Year Ended  Year Ended  Year Ended
                     June 27,    June 28,    June 30,    June 30,    June 30,
                       1999        1998        1997        1996        1995
                    ----------  ----------  ----------  ----------  ----------
Basic:
Weighted average
common shares
outstanding         27,015,000  25,726,000  24,911,000  23,652,000  20,734,000
Net income (loss)   12,702,000   6,275,000   3,542,000     243,000    (17,000)
                    ----------  ----------  ----------  ----------  ----------
Net income (loss)
per common share      $ 0.47      $ 0.24      $ 0.14      $ 0.01     $ (0.00)
                    ==========  ==========  ==========  ==========  ==========

Diluted:
Weighted average
common shares
outstanding         27,015,000  25,726,000  24,911,000  23,652,000  20,734,000
Dilutive effect of
stock options and
warrants             1,417,000   1,261,000   1,340,000   1,578,000      ---
                    ----------  ----------  ----------  ----------  ----------
Total shares        28,432,000  26,987,000  26,251,000  25,230,000  20,734,000
                    ----------  ----------  ----------  ----------  ----------
Net income (loss)   12,702,000   6,275,000   3,542,000     243,000    (17,000)
                    ----------  ----------  ----------  ----------  ----------
Net income (loss)
per common share      $ 0.45      $ 0.23        0.13      $ 0.01     $ (0.00)
                    ==========  ==========  ==========  ==========  ==========